Exhibit (a)(1)(v)
                                 THE 3DO COMPANY
                     VOLUNTARY STOCK OPTION EXCHANGE PROGRAM
                        PROMISE TO GRANT STOCK OPTION(S)

      In exchange for your agreement to cancel a stock option(s) covering _______ shares of common stock granted by The 3DO Company ("3DO"), 3DO hereby promises to grant you a stock option(s) covering _________ shares of 3DO's common stock (as may be adjusted for stock splits, stock dividends and similar events and as provided below) on May 23, 2003 (the "New Option(s)"). The exercise price of the New Option(s) will be the closing price of 3DO's common stock as listed on the Nasdaq National Market on the date of grant of the New Option(s).

      The New Options will have the same vesting schedule as the Old Options, except that no options will vest during the period between the Cancellation Date of the Old Options and the Grant Date of the New Options. If you elect to cancel any grant of options some (or all) of which have already vested prior to the Cancellation Date, then an equivalent number of the new options granted to you on the New Option Grant Date will be deemed already vested, while the remainder of the new options that are granted to you on the New Option Grant Date will have the same vesting schedule as was applicable to the unvested options that were part of the same option grant that you elected to cancel; provided, however, no options will vest during the period between the Cancellation Date of the option grant(s) that you elect to cancel and the New Option Grant Date. If you (i) are an employee of 3DO or one of its subsidiaries, (ii) are a resident of the United States and (iii) meet the conditions for receiving the New Option(s), you will be granted incentive stock options to the maximum extent possible. However, a portion of the New Option(s) that you receive may exceed limits on incentive stock options and, in such case, the above grant(s) will be split between incentive stock options and nonstatutory stock options.

      The New Option(s) will otherwise be subject to:

      o the standard terms and conditions under The 3DO Company 2002 Stock Plan; and

      o     a new option agreement between 3DO and you.

      Prior to the grant of the New Option(s), it is possible that 3DO might be acquired by another company. This Promise to Grant Stock Option(s) is evidence of a binding commitment that 3DO's successors must honor and, accordingly, in the event of any such acquisition, the acquirer would be subject to this promise to grant you a New Option. The New Option(s) would be for the purchase of the acquirer's stock (as opposed to 3DO's), with an exercise price equal to the fair market value of such acquirer's stock on the date of grant of the New Option(s), and would be unaffected by the acquirer's treatment of 3DO's existing stock option plans. In such case, the number of shares subject to the New Option(s) would be appropriately adjusted.

      In order to receive the New Option(s), you must be either an employee of or providing services under contract to 3DO, one of its subsidiaries or a successor entity on the date the New Option(s) are granted. Accordingly, if you do not have an employment or consulting relationship with 3DO (or one of its subsidiaries or a successor entity, as applicable) for any reason on the date of grant of the New Option(s), you will not receive any New Option(s) or other consideration for your tendered options that have been accepted by 3DO for exchange. Your employment or consulting relationship with 3DO (or one of its subsidiaries or a successor entity, as applicable) may be terminated at any time by either you or 3DO, with or without cause or notice, subject to the laws of the country where you work and any employment or consulting agreement you may have with 3DO (or one of its subsidiaries or a successor entity, as applicable).


PROMISE TO GRANT STOCK OPTION(S)       -1-
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                                                               Exhibit (a)(1)(v)

      This Promise to Grant Stock Option(s) is subject to the terms and conditions of the Offer to Exchange Certain Outstanding Options for New Option(s) dated October 23, 2002 and the Election Form previously completed and submitted by you to 3DO, both of which are incorporated herein by reference. These documents reflect the entire agreement between you and 3DO with respect to this transaction. This Promise to Grant Stock Option(s) may only be amended by means of a writing signed by you and a duly authorized officer of 3DO.


THE 3DO COMPANY


By: ______________________________________    Date: _________________, 2002


Name: ____________________________________


Title: ___________________________________


PROMISE TO GRANT STOCK OPTION(S)       -2-